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                                                                   EXHIBIT 3.1.1



                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           THL BEDDING HOLDING COMPANY


THL Bedding Holding Company (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify pursuant to Section 242 of the DGCL:

         FIRST: The name of the corporation is "THL Bedding Holding Company."

         SECOND: The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 2, 2003. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 2003 (the "Certificate").

         THIRD: ARTICLE FIRST of the Certificate is hereby deleted and restated in its entirety as follows:

         The name of the corporation is Simmons Company (The "Corporation").

         FOURTH: This amendment to the Certificate herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 13th day of July, 2004.

                           THL BEDDING HOLDING COMPANY


                            /s/ William S. Creekmuir
                            -----------------------------
                            Name:  William S. Creekmuir
                            Title: Executive Vice President, Chief
                                   Financial Officer, Assistant Treasurer
                                   and Assistant Secretary